Acacia Research Corporation Announces Appointment of Michael Zambito as Chief Financial Officer Zambito Brings More Than 30 Years of Finance, Accounting, M&A and Relevant Industry Expertise NEW YORK – June 24, 2025 – Acacia Research Corporation (Nasdaq: ACTG) (“Acacia” or the “Company”), which acquires and operates businesses across the industrial, energy and technology sectors, today announced the appointment of Michael Zambito as Chief Financial Officer, effective June 24, 2025. Kirsten Hoover, Acacia’s current Interim Chief Financial Officer, will continue to serve as Acacia’s Controller and remains a key member of Acacia’s finance team. Prior to joining Acacia, Mr. Zambito spent the past 30 years at Ernst & Young, a multinational professional services firm, and a global leader in assurance, tax, transactions, and consulting services. Most recently, he spent over 23 years, including the last 17 as a Partner, in Ernst & Young’s EY-Parthenon (formerly Strategy and Transactions) practice, a market-leading strategy, transactions, and corporate finance provider. Prior to this, he spent seven years in Ernst & Young’s NY audit practice, as staff through manager. Mr. Zambito received his MBA from Columbia Business School and holds a Bachelor of Science degree in Business Administration with a major in Accounting from the University of Richmond. Martin (“MJ”) D. McNulty, Jr., Chief Executive Officer, stated, “I am very excited to announce Mike’s appointment as CFO and his addition to Acacia’s senior management team. I, and certain members of our team, have known, and worked with, Mike for more than fifteen years and I’m confident he will be a seamless and integral member of our senior team. Mike is a veteran leader and financial professional with significant industry expertise including in the industries in which we strive to grow Acacia. Mike’s talents closely align with our value-oriented approach and focus on acquiring and operating businesses where we can tap into our deep industry relationships, significant capital base, and transaction expertise to materially improve performance, creating long-term value for shareholders and partners. I would also like to express my deep and sincere gratitude to Kirsten for her instrumental efforts for the past two years as Interim Chief Financial Officer. Kirsten has worked tirelessly in ensuring Acacia’s success, and I am confident that she will continue to excel as a key member of Acacia’s finance team.” Mike Zambito, Chief Financial Officer, stated, “I’m thrilled to join Acacia’s highly skilled and experienced management team. The new management team at Acacia has a demonstrated track record of effectively leveraging its significant capital resources to take advantage of unique situations with multiple levers for generating shareholder value. I look forward to working with MJ, Kirsten and the entire Acacia team to support the Company in rapidly scaling its growing platforms organically and through M&A.” About the Company Acacia (Nasdaq: ACTG) is a publicly traded company that is focused on acquiring and operating attractive businesses across the industrial, energy and technology sectors where it believes it can leverage its expertise, significant capital base, and deep industry relationships to drive value. Acacia evaluates opportunities based on the attractiveness of the underlying cash flows, without regard to a specific investment horizon. Acacia operates its businesses based on three key principles of people, process and performance and has built a management team with demonstrated expertise in research, transactions and execution, and operations and management. Additional information about Acacia and its subsidiaries is available at www.acaciaresearch.com. Investor Contact: Gagnier Communications ir@acaciares.com